                                Exhibit 1(5)(c)

                         Proposed Form of Certificate
                         (3)(b) Multi-Manager (30044)
                                (4) MET (30047)

                                                              CERTIFICATE NUMBER


[LOGO]                                                              INSURED
PARAGON
LIFE INSURANCE COMPANY


              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 95


                               Non-Participating


Flexible Premiums are payable during the lifetime of the insured to age 95. The death benefit is payable at the death of the insured prior to age 95 and while the certificate is in force. Cash surrender value, if any, is payable at the insured's age 95.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED ON PAGES 3.02 AND 3.03.

THE CERTIFICATE'S CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION.

THE CERTIFICATE'S CASH VALUE IN THE GENERAL ACCOUNT WILL BE CREDITED WITH INTEREST AT A MINIMUM GUARANTEED RATE AS SHOWN ON THE CERTIFICATE SPECIFICATIONS PAGE. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE GENERAL ACCOUNT CASH VALUE PROVISION.


                                   RIGHT TO
                              EXAMINE CERTIFICATE

Please read this certificate. You may return this certificate to us or to the agent through whom it was purchased within 20 days from the date you receive it or within 45 days after the application is signed, whichever period ends later. If you return it within this period, the certificate will be void from the beginning. We will refund any premium paid.

The provisions on the pages which follow are a part of this certificate. This contains a summary of the terms of the Group Contract which is the contract between the Contractholder and Paragon Life Insurance Company. This certificate is evidence of life insurance under the Group Contract and is subject to all of
the terms and limits of the Group Contract and any amendments thereto.   PLEASE
READ YOUR CERTIFICATE CAREFULLY.

Signed for the company at its Home Office, St. Louis, Missouri 63105. (314-862-2211)

  [SIGNATURE ILLEGIBLE]^^                         [SIGNATURE ILLEGIBLE]^^

  V.P., GENERAL COUNSEL
     AND SECRETARY                                     PRESIDENT

                     ALPHABETIC GUIDE TO YOUR CERTIFICATE


Page                                                                  Page
6.04  Addition, Deletion or Substitution of                           4.03  Loan Account Cash Value
      Investments                                                     4.01  Loan Interest Date Due
3.04  Allocation of Net Premiums                                      4.01  Loans
6.01  Assignments                                                     3.01  Maturity Date
4.06  Basis of Computation                                            6.03  Misstatement of Age and Corrections
6.01  Beneficiary                                                     4.04  Monthly Cost of Insurance
4.04  Cash Surrender Value                                            4.04  Monthly Cost of Insurance Rates
4.02  Cash Values                                                     4.04  Monthly Deduction
3.03  Certificate Changes                                             4.03  Net Investment Factor
3.01  Certificate Date                                                3.04  Net Premium
3.02  Certificate Proceeds                                            6.01  Owner
3.03  Change in Contract Type                                         4.05  Partial Withdrawals
3.03  Change in Face Amount                                           7.01  Payment of Benefits
6.01  Change of Owner or Beneficiary                                  3.04  Payment of Premiums
6.02  Claims of Creditors                                             4.05  Postponement of Payments or Transfers
6.01  Conformity with Statute                                         3.05  Reinstatement
4.06  Continuation of Insurance                                       6.02  Right to Examine Increase in Face Amount
6.02  Conversion Rights                                               4.02  Separate Account Cash Value
3.02  Death Benefit                                                   6.03  Separate Account Provisions
3.01  Definitions                                                     6.02  Statements in Applications
6.02  Eligibility Change Conversion Privilege                         6.03  Suicide Exclusion
4.02  General Account Cash Value                                      4.04  Surrender
4.02  General Account Interest Rate                                   6.03  Transfers
3.04  Grace Period
6.02  Incontestability
7.01  Interest on Proceeds

Additional Benefit Riders, Modifications and Amendments, if any, and a Copy of the Application are found following the final section.

CERTIFICATE SPECIFICATIONS



INSURED AGE                                          [35]            INSURED                                     [JOHN DOE]
SEX                                                [MALE]            FACE AMOUNT                                  [500,000]
CONTRACT TYPE                                [INCREASING]            CERTIFICATE DATE                     [JANUARY 1, 2001]
MINIMUM FACE AMOUNT                             [100,000]            CERTIFICATE NUMBER                         [6,000,000]
NET PREMIUM PERCENTAGE                           [97.00%]            PLANNED ANNUAL PREMIUM                       [$871.20]
LOAN ACCOUNT GUARANTEED                                              MONTHLY EXPENSE CHARGE                         [$3.50]
  INTEREST RATE                                      5.0%            FIRST YEAR MONTHLY
RISK CLASSIFICATION                            [STANDARD]                EXPENSE CHARGE                             [$2.50]
MATURITY DATE*                          [JANUARY 1, 2061]            SEPARATE ACCOUNT                                   [B]
                                                                     GENERAL ACCOUNT CASH
                                                                               VALUE GUARANTEED
                                                                               INTEREST RATE                         [4.0%]
                                                                     GENERAL ACCOUNT MAXIMUM
                                                                               ALLOCATION PERCENT                  [100.0%]
                                                                      GENERAL ACCOUNT MAXIMUM
                                                                               WITHDRAWAL PERCENT
                                                                                          LIMIT                     [25.0%]

FORM                 BENEFITS-AS SPECIFIED IN CERTIFICATE
NUMBER                         AND IN ANY RIDER
30044
30193             Certificate Plan: FLEXIBLE PREMIUM VARIABLE
30194                      LIFE INSURANCE TO AGE 95
30326
30423
30626
30716



* It is possible that coverage will expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium or subsequent premiums are insufficient to continue coverage to such a date. If current values change, the planned periodic premium could be insufficient to continue coverage to the maturity date.

                                     1.01

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES

                             RATES ARE PER $1,000


INSURED:   [JOHN DOE]         CERTIFICATE NUMBER:           [6,000,000]

                              CERTIFICATE DATE:             [JANUARY 1, 2001]

          ATTAINED            ATTAINED            ATTAINED
          AGE       RATE      AGE       RATE      AGE       RATE
          ---       ----      ---       ----      ---       ----
          18        .155      44         .416     70         3.478
          19        .161      45         .449     71         3.813
          20        .163      46         .483     72         4.208
          21        .165      47         .520     73         4.661
          22        .163      48         .559     74         5.163
          23        .163      49         .603     75         5.708
          24        .161      50         .651     76         6.284
          25        .159      51         .705     77         6.884
          26        .158      52         .767     78         7.517
          27        .158      53         .836     79         8.203
          28        .159      54         .911     80         8.968
          29        .163      55         .988     81         9.837
          30        .167      56        1.071     82        10.829
          31        .172      57        1.155     83        11.941
          32        .178      58        1.244     84        13.150
          33        .187      59        1.342     85        14.440
          34        .196      60        1.450     86        15.795
          35        .207      61        1.576     87        17.213
          36        .221      62        1.723     88        18.699
          37        .238      63        1.891     89        20.262
          38        .257      64        2.078     90        21.925
          39        .278      65        2.276     91        23.733
          40        .303      66        2.486     92        25.762
          41        .329      67        2.704     93        28.155
          42        .357      68        2.933     94        31.307
          43        .386      69        3.188

THESE RATES ARE FOR THE BASE COVERAGE AT ISSUE. They are based on 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table C Age Last Birthday.

Any values guaranteed in this certificate are based on these rates.

                                     1.01

                    1.  DEFINITIONS

We, Us and Our      The Paragon Life insurance Company.

You and Your        The owner of this certificate. The owner may be someone
                    other than the insured.

                    In the application the words "You" and "Your" refer to the proposed insured person(s).

Insured The person whose life is insured under this certificate. See the certificate specifications page. The insured must be eligible to participate in the plan sponsored by the contractholder at the time this certificate is issued.

Issue Age           The insured's age at his or her last birthday as of the
                    certificate date.

Attained Age        The issue age plus the number of completed certificate
                    years.

Certificate Date    The date of issue of this certificate is the effective date of coverage under this certificate. It is also the date from which certificate anniversaries, certificate years, and certificate months are measured.

Investment          The date the first premium is applied to the General Account
Start Date          and/or the Divisions of the Separate Account. This date will be the later of:

                    -  The certificate date; or

                    -  The date we receive the first premium at our home office.

Maturity Date       The certificate anniversary on which the insured attains age
                    95. If the insured is living and the certificate is in force on this date, the cash surrender value is payable to you. It is possible that insurance coverage may not continue to the maturity date even if planned premiums are paid in a timely manner.

Monthly             The same date in each succeeding month as the certificate
Anniversary         date except that whenever the monthly anniversary falls on a date other than a valuation date, the monthly anniversary will be deemed the next valuation date. If any monthly anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the monthly anniversary will be the last day of that month.

Business Day        Any day that we are open for business.

General Account     The assets held by us, excluding any loans, other than those allocated to the Divisions of the Separate Account.

Separate Account    A separate investment account created by us to receive and invest net premiums received for this certificate. The particular Separate Account for this certificate is indicated on the certificate specifications page.

Loan Account        The account to which we will transfer from the General
                    Account and the Divisions of the Separate Account the amount of any certificate loan.

Loan SubAccount     A Loan SubAccount exists for the General Account and each
                    Division of the Separate Account. Any cash value transferred to the Loan Account will be allocated to the appropriate
                    Loan SubAccount to reflect the origin of the cash value. At any point in time, the Loan Account will equal the sum of ail the Loan SubAccounts.

Actively            The employee must work for his employer at his usual place
at Work             of work or such other places as required by his employer in the course of such work for the full number of hours and full rate of pay, as set by the employment practices of his employer. In no event will the amount of time worked per week be less than 30 hours.

Contract The Group Flexible Premium Variable Life Insurance Contract issued to the contractholder by us.

                                     3.01

                         2.  CERTIFICATE BENEFITS

Certificate Proceeds     The certificate proceeds are:

                         1. The death benefit under the contract type then in effect; plus

                         2. The monthly cost of insurance for the portion of the certificate month from the date of death to the end of the month of death; less

                         3.  Any loan and loan interest due.

Death Benefit            The death benefit depends upon the contract type in
                         effect on the date of the insured's death. The contract type in effect is shown on the certificate specifications page.

                         Level Contract Type: (Death benefit is level except when it equals a percentage of cash value.)

                         The death benefit is the greater of:

                         1.  The face amount; or

                         2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the internal Revenue Code of 1986 or any applicable successor provision thereto.

                         Increasing Contract Type:

                         The death benefit is the greater of:

                         1. The face amount plus the cash value on the date of death; or

                         2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the Internal Revenue Code of 1986 or any applicable successor provision thereto.

                         Not withstanding anything in this certificate, the death benefit will in no case be less than the amount necessary to cause the certificate to meet the guideline premium test set forth in Section 7702(c) of the 1986 Internal Revenue Code or any applicable successor.

Applicable               The percentages as currently described in Section
Percentage               7702(d) of the Internal Revenue Code of 1986 are as
                         follows:

                          In the case of an insured with an                 The applicable percentage
                          Attained age as of the beginning                  will decrease by a ratable
                          of the certificate year of:                       portion for each full year:

                          More than:               But not more than:       From:                           To:
                            0  ..........................  40               250  .........................  250
                           40  ..........................  45               250  .........................  215
                           45  ..........................  50               215  .........................  185
                           50  ..........................  55               185  .........................  150
                           55  ..........................  60               150  .........................  130
                           60  ..........................  65               130  .........................  120
                           65  ..........................  70               120  .........................  115
                           70  ..........................  75               115  .........................  105
                           75  ..........................  90               105  .........................  105
                           90  ..........................  95               105  .........................  100
                           95  .......................... 100               100  .........................  100
                          100  .......................... 100               100  .........................  100
                                                    or higher

                                     3.02

Certificate         You may request certificate changes at any time unless we
Changes             specifically indicate otherwise. We reserve the right to
                    limit the number of changes to one per certificate year and to restrict the changes in the first certificate year. The types of changes allowed are explained below.

                    No change will be permitted that would result in this certificate not satisfying the definition of Life Insurance under the Internal Revenue Code of 1986 or any applicable successor provision thereto.

Change in           The face amount may be changed by sending us a written
Face Amount         request.

                    Any decrease in face amount will be subject to the following conditions:

                    1. The decrease will become effective on the monthly anniversary on or following our receipt of the request.

                    2. The decrease will reduce the face amount in the following order:

                        a. The face amount provided by the most recent increase;

                        b. Face amounts provided by the next most recent increases, successively; and

                        c.  The face amount when the certificate was issued.

                    3. The face amount remaining in force after any requested decrease may not be less than the minimum face amount shown on the certificate specifications page.

                    4.  Any decrease must be at least $5,000.

                    Any increase in face amount will be subject to the following conditions:

                    1. Proof that the insured is insurable by our standards on the date of the requested increase must be submitted.

                    2. The increase will become effective on the monthly anniversary on or following our receipt of such proof.

                    3.  Any increase must be at least $5,000.

                    4. The insured must have an attained age not greater than age 80 on the anniversary date that the increase will become effective.

                    We will amend your certificate to show the effective date at the decrease or increase.

Change in           The contract type in effect may be changed by sending us a
Contract Type       written request. The effective date of change will be the
                    monthly anniversary on or following the date we receive the request. On the effective date of this change the death benefit payable does not change.

                    If the contract type in effect is increasing, it may be changed to level. The face amount will be increased to equal the death benefit on the effective date of change.

                    If the contract type in effect is level, it may be changed to increasing. Proof that the insured is insurable by our standards on the date of the change must be submitted. The face amount will be decreased to equal the death benefit less the cash value on the effective date of change. This change may not be made if it would result in a face amount which is less than the minimum face amount shown on the certificate specifications page.

                                     3.03

                    3.  PREMIUMS  AND  GRACE  PERIOD

Payment of          Your first premium is due as of the certificate date. While
Premiums            the insured is living, premiums after the first must be paid at our home office. If this certificate is in your possession and you have not paid the first premium, it is not in force. It will be considered that you have the certificate for inspection only.

                    Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

                    1.  No premium payment may be less than $20.00.

                    2. Total premiums paid in any certificate year may not exceed the maximum premium limit for that certificate year. The maximum premium limit for a certificate year is the largest amount of premium which can be paid in that certificate year such that the sum of the premiums paid under the certificate will not at any time exceed the guideline premium limitation referred to in Section 7702(c) of the Internal Revenue Code of 1986, or as set forth in any applicable successor provision thereto. The maximum premium limit for the following certificate year will be shown on your annual report.

                        On any date that we receive a premium which causes the death benefit to increase by an amount that exceeds that premium received, we reserve the right to refuse the premium payment. We may require additional evidence of insurability before we accept the premium payment.

Net Premium         The premium paid times the net premium percentage from the certificate specifications page is the net premium.

Allocation of       You determine the allocation of net premiums among the
Net Premiums        General Account and the Divisions of the Separate Account.
                    For any chosen allocation the minimum percentage that may be allocated is 10% of the net premium. Percentages must be in whole numbers. The General Account Cash Value immediately after payment of the premium cannot exceed. 1., below, multiplied by 2., below:

                    1. The General Account Cash Value plus the Separate Account Cash Value.

                    2. The General Account Maximum Allocation Percent as shown on the Certificate Specifications page.

                    The initial allocation is shown on the application, a copy of which is attached. We may modify the General Account Maximum Allocation Percent at any time.

Your Right          You may change the allocation of future net premiums among
to Change           the General Account and/or the Divisions of the Separate
Allocation          Account subject to the conditions outlined in the Allocation of the Net Premiums provision. The change in allocation percentage will take effect immediately upon our receipt of your written request.

Grace Period        We will allow a grace period of 62 days. The grace period
                    will start on any monthly anniversary when the cash surrender value is not large enough to cover the next monthly deduction. (Monthly deduction is defined in the Cash
                    Values Section.) At that time, we will send you and any assignee of record a notice. The notice will indicate the minimum premium needed to keep the certificate in force and the date such payment is due.

                    If you do not pay a premium large enough to cover the monthly deduction by the end of the grace period, your certificate will lapse at the end of that 62 day period. It will then terminate without cash value. It the insured dies during the grace period, any past due monthly deductions will be deducted from the death benefit.

                                     3.04

Reinstatement       You may reinstate your lapsed certificate within 5 years
                    after the date of lapse. This must be done before the insured's age 95. You must submit the following items:

                    1.  A written request for reinstatement.

                    2. Proof satisfactory to us that the insured is insurable by our standards.

                    3.  A premium large enough to cover:

                        a.  The monthly deductions due at the time of lapse; and

                        b. Two times the monthly deduction due at the time of reinstatement.

                    4. A payment to cover any Loan Interest due and unpaid at the time of lapse.

                    The insured must be alive on the date we approve the request for reinstatement. If the insured is not alive, such approval is void and of no effect.

                    The reinstated certificate will be in force from the date we approve the reinstatement application. There will be a full monthly deduction for the certificate month which includes that date. The only accumulation value of this certificate upon reinstatement will be the amount provided by the premium then paid. The application for reinstatement will be contestable for two years during the lifetime of the insured from the date of its approval.

                    Any loan and loan interest due on the date of lapse may be paid or reinstated. Any loan and loan interest reinstated will cause a cash value of an equal amount to also be reinstated.

                    Any loan paid at the time of reinstatement will cause an increase in cash value equal to the amount of the repaid loan.

                                     3.05

                    4.  LOANS

                    After the first certificate anniversary, you may borrow an amount not in excess of the Loan Value of your certificate while it is in force. The minimum amount of your net loan request at any one time must be at least $100. Your certificate will be the sole security for such loan. We have the right to require your certificate for endorsement.

                    The Loan Value is 85% of the cash value of your certificate at the date of the loan request, reduced by any existing loans and loan interest due.

                    You may allocate the certificate loan and any loan interest due on this loan among the General Account and the Divisions of the Separate Account. If you do not specify the allocation, then the certificate loan will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account, on the date of the certificate loan.

                    Cash value equal to the certificate loan and the loan interest due on this loan allocated to the General Account and each Division of the Separate Account will be transferred to the Loan Account, reducing the cash value allocated to the Divisions of the Separate Account accordingly.

                    Cash value held in the Loan Account for loan collateral will earn interest daily at an annual rate not less than the Loan Account guaranteed interest rate shown on the certificate specifications page.

Loan Interest       Interest payable on a loan accrues daily. Loan interest is
Date Due            due and payable in arrears on each certificate anniversary or on a pro rata basis for any shorter period as the loan may exist. The total loan rate will not exceed 8.0% per year.

                    If you do not pay the interest when it is due on a certificate anniversary, an amount of cash value equal to the loan interest will also be transferred to the Loan Account if your certificate has sufficient loan value.

                    We will charge the same rate of interest on this amount as on the certificate loan. The amount transferred will be deducted form the General Account and the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account.

Loan Repayments     All funds received will be credited to your certificate as a premium unless clearly marked for loan repayment.

                    You may repay your loan in whole or in part at any time before the death of the insured while the certificate is in force. When a loan repayment is made, cash value securing the debt in the Loan Account equal to the loan repayment will be repaid to the Divisions of the Separate Account in the same proportion that the cash value in the Loan Account bears to the cash value in each Loan SubAccount as of the date the original loan was made, unless you indicate a specific allocation to the Divisions of the Separate Account. Unpaid loans and loan interest will be deducted from any settlement of your certificate.

                    If you fail to make repayment when the total loan and loan interest due would exceed the cash value, your certificate will terminate. We will allow you a grace period for such payment of loans and loan interest due. In such event the certificate becomes void at the end of the grace period, we will mail a notice to your last known address, the last known address of the insured, and that of any assignee of record. This grace period will expire 62 days from the monthly anniversary immediately before the date the total loan and loan interest due exceeds the cash value and any unpaid monthly expense charges; or 31 days after such notice has been mailed, it later.

                                     4.01

                    5.  CASH  VALUES

Cash Value          The cash value of your certificate is equal to the total of:

                    -  The cash value in the General Account; plus

                    - The cash value in the Divisions of the Separate Account; plus

                    -  The cash value in the Loan Account.

                    You may borrow against the Loan Value of your certificate. The interest rate used to calculate the interest earned on the cash values in the Loan Account securing any certificate loan will be at an effective annual rate not less than the Loan Account guaranteed interest rate shown on the certificate specifications page.

General Account     The cash value in the General Account as of the Investment
Cash Value          Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the General Account; minus

                    - The portion of the monthly deductions due from the Issue Date through the Investment Start Date charged to the General Account.

                    The cash value in the General Account on any day after the Investment Start Date is equal to:

                    - The cash value on the preceding Valuation Date, with interest on such value at the current rate; plus

                    - Any portion of net premium received and allocated to the General Account on that day; plus

                    - Any amounts transferred to the General Account on that day; plus

                    - Any loan repayments allocated to the General Account on that day; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the General Account on that day; minus

                    - Any amount transferred plus any transfer charge from the General Account to the Divisions of the Separate Account on that day; minus

                    - Any partial withdrawal plus any withdrawal transaction charge made from the General Account on that day; minus

                    - Any amount transferred from the General Account to the Loan Account on that day; minus

                    - If that day is a Monthly Anniversary, any withdrawal due to a pro rata surrender plus any withdrawal transaction charge made from the General Account on that day; minus

                    - If that day is a Monthly Anniversary, the portion of the monthly deduction charged to the General Account to cover the Certificate month which starts on that day.

General Account     The interest credited to the General Account cash value for
Interest Rate       a specific day will be at an effective annual rate not less than the General Account cash value guaranteed interest rate shown on the Certificate Specifications page.

Separate Account    The cash value in each Division of the Separate Account on
Cash Value          the Investment Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the Division; minus

                    - The portion of the monthly deductions due from the certificate date through the Investment Start Date charged to the Division

                                     4.02

                    The cash value in each Division of the Separate Account on a subsequent valuation date is equal to:

                    - The cash value in the Division on the preceding valuation date multiplied by that Division's net investment factor for the current valuation period; plus

                    - Any portion of net premium received and allocated to the Division during the current valuation period; plus

                    - Any net amounts transferred to the Division from the General Account or another Division during the current valuation period; plus

                    - Any loan repayments allocated to the Division during the current valuation period; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the Division during the current valuation period; minus

                    - Any amounts transferred plus any transfer charge from the Division during the current valuation period; minus

                    - Any partial withdrawal plus any withdrawal transaction charge from the Division during the current valuation period; minus

                    - Any amount transferred from the Division to the Loan Account during that valuation period; minus

                    - If a monthly anniversary occurs during the current valuation period, the portion of the monthly deduction charged to the Division during the current valuation period to cover the certificate month which starts during that valuation period.

Net Investment      The Net Investment Factor measures the investment
Factor              performance of a Division during a valuation period. The Net
                    Investment Factor for each Division for a valuation period is calculated as follows:

                    - The value of the assets at the end of the preceding valuation period; plus

                    - The investment income and capital gains --- realized or unrealized --- credited to the assets in the valuation period for which the net investment factor is being determined; minus

                    - The capital losses --- realized or unrealized --- charged against those during the valuation period; minus

                    - Any amount charged against each Division for taxes including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Divisions of the Separate Account, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each Division; minus

                    - A charge not to exceed .0024547% for each day in the valuation period. This corresponds to 0.90% per year for mortality and expense risks; divided by

                    - The value of the assets at the end of the preceding valuation period.

Loan Account        The cash value of the Loan Account as of the Investment
Cash Value          Start Date is zero.

                    The cash value of the Loan Account on any day after the Investment Start Date is equal to:

                    - The cash value of the Loan Account on the preceding business day, with interest; plus

                    - Any amount transferred to the Loan Account from the General Account on that day; plus

                    - Any net amount transferred to the Loan Account from the Divisions of the Separate Account on that day; minus

                    -  Any loan repayments on that day.

                                     4.03

Monthly Cost        The monthly cost of insurance for the following month is
of Insurance        deducted on the monthly anniversary date. The monthly cost of insurance is 1, below, multiplied by the difference between 2 and 3 below:

                    1.  The monthly cost of insurance rate divided by 1,000.

                    2. The death benefit at the beginning of the certificate month divided by 1.00327374.

                    3. The cash value at the beginning of the certificate month, before the deduction of the monthly cost of insurance.

                    If the contract type is level and if there has been an increase in the face amount, then the cash value will first be considered a part of the face amount when the certificate was issued. If the cash value is greater than the initial face amount, the excess cash value will then be considered a part of each increase in order, starting with the first increase.

Monthly Cost        At the beginning of each certificate year, the monthly cost
of Insurance        of insurance rate is determined using the insured's attained
Rates               age. The monthly cost of insurance rate is based on the
                    attained age and rate class. For the initial face amount, we will use the rate class on the certificate date. For each increase, we will use the rate class applicable to the increase. If the death benefit equals a percentage of the cash value, any increase in cash value will cause an automatic increase in the death benefit. The rate class for such increase will be the same as that used for the most recent increase that required proof that the insured was insurable by our standards.

First Year          The amount of additional monthly expense to be charged
Monthly Expense     during the first certificate year is shown on the
Charge              certificate specifications page.

Monthly Expense     The amount of the monthly expense charge is shown on the
Charge              certificate specification page.

Monthly Deduction   The monthly deduction is:

                    1.  The monthly cost of insurance; plus

                    2. The monthly cost of insurance for any rider included with this certificate; plus

                    3.  The monthly expense charge; plus

                    4. For the first certificate year, the first year monthly expense charge.

                    The monthly deduction for a certificate month will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account on the monthly anniversary.

Cash Surrender      The cash surrender value of this certificate is:
Value
                    1.  The cash value at the time of surrender; minus

                    2.  Any loan and loan interest due.

Surrender           You may surrender your certificate for its cash surrender
                    value at any time during the lifetime of the insured by sending us a written request. The cash surrender value will be determined as of the date we receive your written request at our home office. The cash surrender value will not be reduced by any monthly deduction due on that date for a subsequent certificate month.

                                     4.04

Partial             After the first certificate year, upon written request to
Withdrawal          us, you can make a partial withdrawal of cash subject to the conditions listed below and the specific General Account and Separate Account Partial Withdrawal limits.

                    - You may make up to one partial withdrawal each certificate month.

                    - The minimum amount of your net partial withdrawal request from the General Account or any one Division must be at least $50.00 of a Division or your entire balance in that Division, if smaller.

                    - The total amount of your net partial withdrawal request at any one time must be at least $500.

                    - The amount of withdrawal obtained by partial withdrawal may not exceed the Loan Value.

                    If the Contract Type is Option A and the death benefit equals the face amount, then a partial withdrawal will decrease the face amount by an amount equal to the partial withdrawal. If the death benefit equals a percentage of the cash value then a partial withdrawal will decrease the face amount by any amount by which the partial withdrawal exceeds the difference between the death benefit and the face amount.

                    Each partial withdrawal is subject to an administrative charge equal to the lesser of $25.00 or 2% of the amount of the partial withdrawal.

General Account     The maximum amount of all partial withdrawals and transfers
Partial             from the General Account in a certificate year will be the
Withdrawals         cash surrender value of the General Account at the beginning of that certificate year multiplied by the withdrawal percentage limit, as shown on the Specifications page.


Separate Account    The maximum amount of your partial withdrawal from any one
Partial             of the Divisions of the Separate Account in a certificate
Withdrawals         year will be the cash surrender value of that Division.

Allocation of       You may allocate the partial withdrawal, subject to the
Partial             above conditions, among the General Account and the
Withdrawal          Divisions of the Separate Account. If you do not specify the allocation, then the partial withdrawal will be allocated among the General Account and the Divisions of the Separate
                    Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan
                    Account on the date of the partial withdrawal. If the General Account conditions will not allow this proportionate allocation, we will request that you specify on acceptable allocation.

Postponement        We will usually pay any amounts payable on surrender,
of Payments         partial withdrawal or certificate loan allocated to the
or Transfers        Divisions of the Separate Account within seven days after
                    written notice is received. We will usually pay any death benefit proceeds within seven days after we receive certified due proof of claim. Payment of any amount payable on surrender, partial withdrawal, certificate loan or death may be postponed whenever.

                    1. The New York Stock Exchange or our home office are closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

                    2. The Securities and Exchange Commission, by order, permits postponement for the protection of certificate owners; or

                    3. An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                    We may defer payment of the portion of any amount payable from the General Account on surrender or partial withdrawal for not more than six months. If we defer payment for 30 days or more, we will pay interest at the rate of 2 1/2% per year for the period of deferment.

                    Transfers may also be postponed under the circumstances listed above.

                                     4.05

                    We may defer payment of the portion of any Certificate loan from the General Account for not more than six months. No payment from the General Account to pay premiums on this Certificate will be deferred.

Continuation        If all premium payments cease, the insurance provided under
of Insurance        this certificate, including benefits provided by any rider attached to this certificate will continue in accordance with the provisions of this certificate for as long as the cash surrender value is sufficient to cover the monthly deductions. Any remaining cash surrender value will be payable on the maturity date.

Basis of            All values are at least equal to those required by any
Computation         applicable law of the state that governs your certificate.
                    We have filed a detailed statement of the method of calculating cash values and reserves with the insurance supervisory official of that state.

                                     4.06

                         6.   PERSONS WITH AN INTEREST IN THE CERTIFICATE

Owner Unless someone else is shown as owner in the application or in any supplemental agreement attached to this certificate, the insured will be the owner of this certificate. If there is more than one owner at a given time, all must exercise the right of ownership. Ownership may be changed in accordance with the Change of Owner of Beneficiary provision.

                         You, as owner, are entitled to exercise all ownership rights provided by this certificate while it is in force. Any person whose rights of ownership depend upon some future event will not possess any present rights of ownership. If you should die, and you are not the insured, your interest will go to your estate unless otherwise provided.

Beneficiary              The original beneficiary is shown in the application.
                         You may change the beneficiary in accordance with the Change of Owner or Beneficiary provision. Unless otherwise stated, the beneficiary has no rights in this certificate before the death of the insured. If there is more than one beneficiary at the death of the insured, each will receive equal payments unless otherwise provided. If no beneficiary is living at the death of the insured the proceeds will be payable to you, if you are living, or to your estate.

Change of                During the insured's lifetime you may change the
Owner or                 ownership and beneficiary designations, subject to any
Beneficiary              restrictions as stated in the Owner or Beneficiary
                         provisions. You must make the change in written form satisfactory to us. If acceptable to us it will take effect as of the time you signed the request, whether or not the insured is living when we receive your request at our home office. The change will be subject to any assignment of this certificate or other legal restrictions. It will also be subject to any payment we made or action we took before we received your written notice of the change. We have the right to require the certificate for endorsement before we accept the change.

                         If you are also the beneficiary of the certificate at the time of the insured's death, you may designate some other person to receive the proceeds of the certificate within 60 days after the insured's death.

Assignments              We will not be bound by an assignment of the
                         certificate or of any interest in it unless:

                         1.   The assignment is made as a written instrument,

                         2. You file the original instrument or a certified copy with us at our home office, and

                         3.   We send you an acknowledged copy.

                         We are not responsible for determining the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.

                         7.   GENERAL PROVISIONS

The Contract             We have issued this certificate in consideration of the
                         application and payment of premiums. The certificate, the application for it, any riders, and any application for an increase in face amount constitute the entire contract and are attached to and made a part of the certificate when the insurance applied for is accepted.
                         A copy of any application for reinstatement will be sent to you for attachment to this certificate and will become part of the contract of reinstatement and of this certificate. The certificate may be changed by mutual agreement. Any change must be in writing and approved by our President, Vice President, or Secretary. Our agents have no authority to alter or modify any terms, conditions, or agreements of this certificate, or to waive any of its provisions.

Conformity with          If any provision in this certificate is in conflict
Statutes                 with the laws of the state which govern this
                         certificate, the provision will be deemed to be amended to conform with such laws. In addition, we reserve the right to change this certificate if we determine that a change is necessary to cause this certificate to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code, or its regulations or published rulings.

                                     6.01

Statements in            All statements made by the insured or on his or her
Application              behalf, or by the applicant, will be deemed
                         representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the certificate, any rider or any increase in face amount or deny a claim unless made in the application for a certificate, rider or an increase in face amount.

Claims of                To the extent permitted by law, neither the
Creditor                 certificate nor any payment under it will be subject
                         to the claim of creditors or to any legal process.

Right to                 You have the right to request us to cancel an
Examine Increase         increase in face amount and receive a refund. The
in Face Amount           request must be made no later than:

                         - 20 days from the date you received the new certificate specifications page for the increase; or

                         - 45 days after the date you signed the application for the increase.

                         The refund will equal the monthly deductions associated with that increase. If you do request us to cancel the increase but do not request a refund, the monthly deductions associated with that increase will be restored to the certificate's cash value. This amount will be allocated to the Divisions of the Separate Account in the same manner as it was deducted.

Conversion Rights        While your certificate is in force, you have a one time
                         right during the first two certificate years to transfer all of your cash value from the Divisions of the Separate Account to the General Account.

                         If, at any time during the first two certificate years, you request in writing the transfer of the cash value held in the Divisions of the Separate Account to the General Account and you indicate that you are making this transfer in exercise of your conversion rights, the transfer will not be subject to a transfer charge or transfer limits, if any. At the time of such transfer, there will not be any effect on the certificate's death benefit, face amount, net amount at risk, rate class or Issue Age.

                         If you exercise your one time conversion right, we will automatically allocate all future net premiums to the General Account.

Eligibility Change       If an insured's eligibility under the Contract ends
Conversion               due to the termination of the contract or termination
Privilege                of the employee's employment, your coverage, if still
                         in force, will convert automatically to an individual
                         Certificate. Such individual Certificate will provide benefits which are identical to those provided under this certificate.

                         An amendment to convert the certificate to an individual Certificate will be mailed:

                         1.   Within 31 days after we receive written
                              notification that the employee's employment ended; or after the termination of the contract; and

                         2. Once any premium necessary to prevent the Certificate from lapsing is paid to us at our home office.

                         The planned premiums for this individual Certificate may be paid annually, semiannually, quarterly, or at other intervals we may establish from time to time. Additional premium payments may be made at any time subject to limitations identical to those contained in this certificate.

Misstatement             If there is a misstatement of age in the application,
of Age and               the amount of the death benefit will be that which
Corrections              would be purchased by the most recent mortality
                         charge at the correct age.

                         If we make any payment or certificate changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the certificate.

Incontestability         We can not contest this certificate after it has been
                         in force during the lifetime of the insured for two years from its certificate date. We can not contest an increase in face amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the insured for two years from its effective date. We can not contest any reinstatement of this certificate after it has been in force during the lifetime of the insured for a period of two years from the date we approve the reinstatement. This provision will not apply to any rider which contains its own incontestability clause.

                                     6.02

Suicide Exclusion        If the insured dies by suicide, while sane or insane,
                         within two years from the certificate date (or within the maximum period permitted by law of the state in which this certificate was delivered, if less than two years), the amount payable will be limited to the amount of premiums paid, less any outstanding certificate loans with interest to the date of death, and less any partial withdrawals.

                         If the insured, while sane or insane, commits suicide within two years after the effective date of any increase in face amount, the death benefit for that increase will be limited to the monthly deductions for the increase.

Annual Report            Each year a report will be sent to you which shows the
                         current certificate values, premiums paid and deductions made since the last report, and any outstanding certificate loans.

Projection of            You may make a written request to us for a projection
Benefits and             of illustrative future cash values and death benefits.
Values                   This projection will be furnished to you for a
                         nominal fee.

                         8.   SEPARATE ACCOUNT PROVISIONS

Separate Account         The variable benefits under this certificate are
                         provided through investments in the Separate Account.
                         This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well.

                         We hold the assets of the Separate Account. These assets are held separately from the Company's general assets. Income, gains and losses --- whether or not realized--- from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.

                         Assets held by the Separate Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to the Company's general assets any assets of the Separate Account which are in excess of the reserves and other Certificate liabilities of the Separate Account.

                         The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri. The investment Certificate of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Missouri. The approval process is on file with the Insurance Commissioner of the state in which the contract was delivered.

Divisions                The Separate Account has several Divisions. Each
                         Separate Account Division will buy shares in a different investment portfolio.

                         Income, gains and losses --- whether or not realized --- from the assets of each Division of the Separate Account are credited to or charged against that Division without regard to income, gains or losses in other Divisions of the Separate Account.

                         We will value the assets of each Division of the Separate Account at the end of each valuation period. A valuation period is the period between two successive valuation dates, commencing at the close of trading (currently 4:00 p.m. New York time) each valuation date and ending at the close of trading (currently 4:00 p.m. New York time) on the next succeeding valuation date. A valuation date is each day that the New York Stock Exchange and our home office are open for business or any other day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

Transfer                 You may transfer amounts as follows:

                         - Between the General Account and the Divisions of the Separate Account; or

                         -    Among the Divisions of the Separate Account.

                         These transfers will be subject to the following conditions:

                         - We must receive a request for transfer in a form acceptable to us.

                                     6.03

                         - Transfers from or among the Divisions of the Separate Account must be at least $250.00 or the entire amount you have in a Division, if smaller.

                         - Transfers and/or partial withdrawals from the General Account to the Divisions of the Separate Account must be at least $250.00. The maximum amount of all transfers and partial withdrawals from the General Account in any certificate year will be the cash surrender value of the General Account at the beginning of that Certificate year multiplied by the General Account Maximum Withdrawal Percent Limit, as shown on the Certificate Specifications page.

                         - Transfers from the General Account to certain Divisions may be restricted.

                         The General Account Cash Value immediately after any transfer in to the General Account cannot exceed 1., below, multiplied by 2., below:

                         1. The General Account Cash Value plus the Separate Account Cash Value.

                         2. The General Account Maximum Allocation percent as shown on the Certificate Specifications page.

                         We may revoke or modify the transfer privilege at any time, including the minimum amount transferable, the General Account Maximum Allocation Percent, the General Account Maximum Withdrawal Percent limit, and the transfer charge, if any.

Addition, Deletion       We reserve the right, subject to compliance with
or Substitution          applicable law, to make additions to, deletions from,
of Investments           of substitutions for the shares of a fund that are held
                         by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Funds and to substitute shares of another fund or of another registered open-end, investment company, if the shares or funds are no longer available for investment or if in our judgement, further investment in any fund should become inappropriate in view of the purpose of the Certificate or contract. We will not substitute any shares attributable to the owner's interest in a Division of the Separate Account without notice to the owner and compliance with the Investment Company Act of 1940.
                         This will not prevent the Separate Account from purchasing other securities for other wines or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners.

                         We reserve the right to establish additional Divisions of the Separate Account, each of which would invest in a now fund or in shares of another open-end investment company and to make such Divisions available to such class or series of policies as we deem appropriate. Subject to any required regulatory approval, we also reserve the right to eliminate or combine existing Divisions of the Separate Account or to transfer between Divisions.

                         Subject to obtaining any necessary regulatory or owner approval, the Separate Account may be operated as a management company under the Investment Company Act of 1940; it may be deregistered under that Act in the event registration is no longer required; it may be combined with other separate accounts; or its assets may be transferred to other separate accounts.

                                     6.04

               9.   PAYMENT OF CERTIFICATE BENEFITS

Payment        A lump sum payment will be made as provided on the face page.

Interest on    We will pay interest on proceeds from the date of the insured's
Proceeds       death to the date of payment. Interest will be at an annual rate determined by us, but never less than the guaranteed rate of 4.0%.

Extended       Provisions for settlement of proceeds different from a lump sum
Provisions     payment may only be made upon written agreement with us.

                                     7.01

              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 95

                               Non-Participating


                                    [LOGO]
                                    PARAGON
                            LIFE INSURANCE COMPANY

                                                              CERTIFICATE NUMBER

[LOGO]
PARAGON
LIFE INSURANCE COMPANY

                                                                         INSURED



              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 95


                               Non-Participating

Flexible Premiums are payable during the lifetime of the insured to age 95. If the insured dies prior to age 95 while the contract and this certificate are in force, we will pay the beneficiary the proceeds as described in this certificate. We must receive proof of the insured's death. This certificate must also be surrendered to us Cash surrender value, if any, is payable at the insured's age 95.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED ON PAGES 3.02 AND 3.03.

THE CERTIFICATE'S CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION.

THE CERTIFICATE'S CASH VALUE IN THE GENERAL ACCOUNT WILL BE CREDITED WITH INTEREST AT A MINIMUM GUARANTEED RATE AS SHOWN ON THE CERTIFICATE SPECIFICATIONS PAGE. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE GENERAL ACCOUNT CASH VALUE PROVISION.

                                   RIGHT TO
                              EXAMINE CERTIFICATE

Please read this certificate. You may return this certificate to us or to the agent through whom it was purchased within 20 days from the date you receive it or within 45 days after the application is signed, whichever period ends later. If you return it within this period, the certificate will be void from the beginning. We will refund any premium paid.

The provisions on the pages which follow are a part of this certificate. This certificate contains a summary of the terms of the Group Contract which is the contract between the Contractholder and Paragon Life Insurance Company. This certificate is evidence of life insurance under the Group Contract and is subject to all of the terms and limits of the Group Contract and any amendments thereto. PLEASE READ YOUR CERTIFICATE CAREFULLY.

Signed for the company at its Home Office, St. Louis, Missouri 63105.   (314-
862-2211)



     /s/ [SIGNATURE ILLEGIBLE]^^        /s/ [SIGNATURE ILLEGIBLE]^^
     V.P., GENERAL COUNSEL              PRESIDENT
     AND SECRETARY

                                     0.01

                      ALPHABETIC GUIDE TO YOUR CERTIFICATE

Page                                                                    Page
  6.05    Addition, Deletion or Substitution of  Investments            4.03    Loan Account Cash Value
  3.04    Allocation of Net Premiums                                    4.01    Loan Interest Date Due
  6.01    Assignments                                                   4.01    Loans
  4.06    Basis of Computation                                          3.01    Maturity Date
  6.01    Beneficiary                                                   6.03    Misstatement of Age and Corrections
  4.04    Cash Surrender Value                                          4.04    Monthly Cost of Insurance
  4.02    Cash Values                                                   4.04    Monthly Cost of Insurance Rates
  3.03    Certificate Changes                                           4.04    Monthly Deduction
  3.01    Certificate Date                                              4.03    Net Investment Factor
  3.02    Certificate Proceeds                                          3.04    Net Premium
  3.03    Change in Contract Type                                       6.01    Owner
  3.03    Change in Face Amount                                         4.05    Partial Withdrawals
  6.01    Change of Owner or Beneficiary                                7.01    Payment of Benefits
  6.02    Claims of Creditors                                           3.04    Payment of Premiums
  6.01    Conformity with Statute                                       4.05    Postponement of Payments or Transfers
  4.06    Continuation of Insurance                                     3.05    Reinstatement
  6.02    Conversion Rights                                             6.02    Right to Examine Increase in Face Amount
  3.02    Death Benefit                                                 4.03    Separate Account Cash Value
  3.01    Definitions                                                   6.03    Separate Account Provisions
  6.02    Eligibility Change Conversion Privilege                       6.02    Statements in Applications
  4.02    General Account Cash Value                                    6.03    Suicide Exclusion
  4.02    General Account Interest Rate                                 4.04    Surrender
  3.04    Grace Period                                                  6.04    Transfers
  6.03    Incontestability
  7.01    Interest on Proceeds

Additional Benefit Riders, Modifications and Amendments, if any, and a Copy of the Application are found following the final section.

                                     0.02

CERTIFICATE SPECIFICATIONS

INSURED AGE                        [35]      INSURED                      [JOHN DOE]
SEX                              [MALE]      FACE AMOUNT                  [$500,000]
CONTRACT TYPE              [INCREASING]      ISSUE DATE            [JANUARY 1, 2001]
MINIMUM FACE AMOUNT          [$100,000]      CERTIFICATE NUMBER          [6,000,000]
NET PREMIUM PERCENTAGE         [97.00%]      PLANNED ANNUAL PREMIUM         [$6,170]
LOAN ACCOUNT GUARANTEED                      MONTHLY EXPENSE CHARGE          [$3.50]
  INTEREST RATE                    5.0%      FIRST YEAR MONTHLY
RISK CLASSIFICATION          [STANDARD]           EXPENSE CHARGE             [$2.50]
MATURITY DATE*        [JANUARY 1, 2061]      SEPARATE ACCOUNT   [SEPARATE ACCOUNT B]
                                             GENERAL ACCOUNT CASH
                                                  VALUE GUARANTEED
                                                  INTEREST RATE               [4.0%]
                                             GENERAL ACCOUNT MAXIMUM
                                                  ALLOCATION PERCENT        [100.0%]
                                             GENERAL ACCOUNT MAXIMUM
                                                  WITHDRAWAL PERCENT
                                                        LIMIT                [25.0%]

FORM                 BENEFITS-AS SPECIFIED IN CERTIFICATE
NUMBER                         AND IN ANY RIDER
30047
30199             Certificate Plan: FLEXIBLE PREMIUM VARIABLE
30200                      LIFE INSURANCE TO AGE 95
30329
30426
3062924
30719



* It is possible that coverage will expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium or subsequent premiums are insufficient to continue coverage to such a date. If current values change, the planned periodic premium could be insufficient to continue coverage to the maturity date.

                                     1.01

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES

                            RATES ARE PER $1,000


INSURED:   [JOHN DOE]         CERTIFICATE NUMBER:       [6,000,000]

                              CERTIFICATE DATE:         [JANUARY 1, 2001]

          ATTAINED            ATTAINED            ATTAINED
           AGE      RATE      AGE       RATE      AGE       RATE
           ---      ----      ---       ----      ---       ----
          18        .155      44         .416     70         3.478
          19        .161      45         .449     71         3.813
          20        .163      46         .483     72         4.208
          21        .165      47         .520     73         4.661
          22        .163      48         .559     74         5.163
          23        .163      49         .603     75         5.708
          24        .161      50         .651     76         6.284
          25        .159      51         .705     77         6.884
          26        .158      52         .767     78         7.517
          27        .158      53         .836     79         8.203
          28        .159      54         .911     80         8.968
          29        .163      55         .988     81         9.837
          30        .167      56        1.071     82        10.829
          31        .172      57        1.155     83        11.941
          32        .178      58        1.244     84        13.150
          33        .187      59        1.342     85        14.440
          34        .196      60        1.450     86        15.795
          35        .207      61        1.576     87        17.213
          36        .221      62        1.723     88        18.699
          37        .238      63        1.891     89        20.262
          38        .257      64        2.078     90        21.925
          39        .278      65        2.276     91        23.733
          40        .303      66        2.486     92        25.762
          41        .329      67        2.704     93        28.155
          42        .357      68        2.933     94        31.307
          43        .386      69        3.188

THESE RATES ARE FOR THE BASE COVERAGE AT ISSUE. They are based on 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table C Age Last Birthday.

Any values guaranteed in this policy are based on these rates.

                                     1.01

                         1.  DEFINITIONS

We, Us and Our           The Paragon Life Insurance Company.

You and Your             The owner of this certificate. The owner may be someone
                         other than the insured.

                         In the application the words "You" and "Your" refer to the proposed insured person(s).

Insured The person whose life is insured under this certificate. See the certificate specifications page. The insured must be eligible to participate in the plan sponsored by the contractholder at the time this certificate is issued.

Issue Age                The insured's age at his or her last birthday as of the
                         certificate date.

Attained Age             The issue age plus the number of completed certificate
                         years.

Certificate Date         The date of issue of this certificate is the effective
                         date of coverage under this certificate. It is also the date from which certificate anniversaries, certificate years, and certificate months are measured.

Investment               The date the first premium is applied to the General
Start Date               Account and/or the Divisions of the Separate Account.
                         This date will be the later of:

                         -    The certificate date; or

                         - The date we receive the first premium at our home office.

Maturity Date            The certificate anniversary on which the insured
                         attains age 95. If the insured is living and the certificate is in force on this date, the cash surrender value is payable to you. It is possible that insurance coverage may not continue to the maturity date even if planned premiums are paid in a timely manner.

Monthly                  The same date in each succeeding month as the
Anniversary              certificate date except that whenever the monthly
                         anniversary falls on a date other than a valuation date, the monthly anniversary will be deemed the next valuation date. If any monthly anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the monthly anniversary will be the last day of that month.

Business Day             Any day that we are open for business.

General Account          The assets held by us, excluding any loans, other than
                         those allocated to the Divisions of the Separate
                         Account.

Separate Account         A separate investment account created by us to receive
                         and invest net premiums received for this certificate.
                         The particular Separate Account for this certificate is indicated on the certificate specifications page.

Loan Account             The account to which we will transfer from the General
                         Account and the Divisions of the Separate Account the amount of any certificate loan.

Loan SubAccount          A Loan SubAccount exists for the General Account and
                         each Division of the Separate Account. Any cash value transferred to the Loan Account will be allocated to the appropriate Loan SubAccount to reflect the origin of the cash value. At any point in time, the Loan
                         Account will equal the sum of ail the Loan SubAccounts.

Actively                 The employee must work for his employer at his usual
at Work                  place of work or such other places as required by his
                         employer in the course of such work for the full number of hours and full rate of pay, as set by the employment practices of his employer. In no event will the amount of time worked per week be less than 30 hours.

Contract The Group Flexible Premium Variable Life Insurance Contract issued to the contractholder by us for coverage of the participating employer's employees and their eligible dependents.

                                     3.01

                           2.  CERTIFICATE BENEFITS

Certificate Proceeds       The certificate proceeds are:

                           1. The death benefit under the contract type then in effect; plus

                           2. The monthly cost of insurance for the portion of the certificate month from the date of death to the end of the month of death; less

                           3.   Any loan and loan interest due.

Death Benefit              The death benefit depends upon the contract type in
                           effect on the date of the insured's death. The contract type in effect is shown on the certificate specifications page.

                           Level Contract Type: (Death benefit is level except when it equals a percentage of cash value.)

                           The death benefit is the greater of:

                           1.   The face amount; or

                           2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the internal Revenue Code of 1986 or any applicable successor provision thereto.

                           Increasing Contract Type:

                           The death benefit is the greater of:

                           1. The face amount plus the cash value on the date of death; or

                           2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the Internal Revenue Code of 1986 or any applicable successor provision thereto.

                           Not withstanding anything in this certificate, the death benefit will in no case be less than the amount necessary to cause the certificate to meet the guideline premium test set forth in Section 7702(c) of the 1986 Internal Revenue Code or any applicable successor.

Applicable                 The percentages as currently described in Section
Percentage                 7702(d) of the Internal Revenue Code of 1986 are as
                           follows:

                           In the case of an insured with an attained           The applicable percentage will decrease
                           age as of the beginning of the certificate           by a ratable portion for each full year:
                           year of:


                           More than:               But not more than:          From:                      To:
                                 0...........................  40               250...........................  250
                                40...........................  45               250...........................  215
                                45...........................  50               215...........................  185
                                50...........................  55               185...........................  150
                                55...........................  60               150...........................  130
                                60...........................  65               130...........................  120
                                65...........................  70               120...........................  115
                                70...........................  75               115...........................  105
                                75...........................  90               105...........................  105
                                90...........................  95               105...........................  100
                                95........................... 100               100...........................  100
                               100........................... 100               100...........................  100
                                                               or higher

                                     3.02

Certificate               You may request certificate changes at any time unless
Changes                   we specifically indicate otherwise. We reserve the
                          right to limit the number of changes to one per certificate year and to restrict the changes in the first certificate year. The types of changes allowed are explained below.

                          No change will be permitted that would result in this certificate not satisfying the definition of Life Insurance under the Internal Revenue Code of 1986 or any applicable successor provision thereto.

Change in                 The face amount may be changed by sending us a written
Face Amount               request.

                          Any decrease in face amount will be subject to the following conditions:

                          1. The decrease will become effective on the monthly anniversary on or following our receipt of the request.

                          2. The decrease will reduce the face amount in the following order:

                              a. The face amount provided by the most recent increase;

                              b. Face amounts provided by the next most recent increases, successively; and

                              c. The face amount when the certificate was issued.

                          3. The face amount remaining in force after any requested decrease may not be less than the minimum face amount shown on the certificate specifications page.

                          4.  Any decrease must be - least $5,000.

                          Any increase in face amount will be subject to the following conditions:

                          1. Proof that the insured is insurable by our standards on the date of the requested increase must be submitted.

                          2. The increase will become effective on the monthly anniversary on or following our receipt of such proof.

                          3.  Any increase must be at least $5,000.

                          4. The insured must have an attained age not greater than age 80 on the anniversary date that the increase will become effective.

                          We will amend your certificate to show the effective date at the decrease or increase.

Change in                 The contract type in effect may be changed by sending
Contract Type             us a written request. The effective date of change
                          will be the monthly anniversary on or following the date we receive the request. On the effective date of this change the death benefit payable does not change.

                          If the contract type in effect is increasing, it may be changed to level. The face amount will be increased to equal the death benefit on the effective date of change.

                          If the contract type in effect is level, it may be changed to increasing. Proof that the insured is insurable by our standards on the date of the change must be submitted. The face amount will be decreased to equal the death benefit less the cash value on the effective date of change. This change may not be made if it would result in a face amount which is less than the minimum face amount shown on the certificate specifications page.

                                     3.03

                         3.  PREMIUMS AND GRACE PERIOD

Payment of               Your first premium is due as of the certificate date.
Premiums                 While the insured is living, premiums after the first
                         must be paid at our home office. If this certificate is in your possession and you have not paid the first premium, it is not in force. It will be considered that you have the certificate for inspection only.

                         Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

                         1.   No premium payment may be less than $20.00.

                         2. Total premiums paid in any certificate year may not exceed the maximum premium limit for that certificate year. The maximum premium limit for a certificate year is the largest amount of premium which can be paid in that certificate year such that the sum of the premiums paid under the certificate will not at any time exceed the guideline premium limitation referred to in
                              Section 7702(c) of the Internal Revenue Code of 1986, or as set forth in any applicable successor provision thereto. The maximum premium limit for the following certificate year will be shown on your annual report.

                              On any date that we receive a premium which causes the death benefit to increase by an amount that exceeds that premium received, we reserve the right to refuse the premium payment. We may require additional evidence of insurability before we accept the premium payment.

Net Premium              The premium paid times the net premium percentage from
                         the certificate specifications page is the net premium.

Allocation of            You determine the allocation of net premiums among the
Net Premiums             General Account and the Divisions of the Separate
                         Account. For any chosen allocation the minimum percentage that may be allocated is 10% of the net premium. Percentages must be in whole numbers. The
                         General Account Cash Value immediately after payment of the premium cannot exceed. 1., below, multiplied by 2., below:

                         1. The General Account Cash Value plus the Separate Account Cash Value.

                         2. The General Account Maximum Allocation Percent as shown on the Certificate Specifications page.

                         The initial allocation is shown on the application, a copy of which is attached. We may modify the General Account Maximum Allocation Percent at any time.

Your Right               You may change the allocation of future net premiums
to Change                among the General Account and/or the Divisions of the
Allocation               Separate Account subject to the conditions outlined in
                         the Allocation of the Net Premiums provision. The change in allocation percentage will take effect immediately upon our receipt of your written request.

Grace Period             We will allow a grace period of 62 days. The grace
                         period will start on any monthly anniversary when the cash surrender value is not large enough to cover the next monthly deduction. (Monthly deduction is defined in the Cash Values Section.) At that time, we will send you and any assignee of record a notice. The notice will indicate the minimum premium needed to keep the certificate in force and the date such payment is due.

                         If you do not pay a premium large enough to cover the monthly deduction by the end of the grace period, your certificate will lapse at the end of that 62 day period. It will then terminate without cash value. It the insured dies during the grace period, any past due monthly deductions will be deducted from the death benefit.

                                     3.04

Reinstatement            You may reinstate your lapsed certificate within 5
                         years after the date of lapse. This must be done before the insured's age 95. You must submit the following items:

                         1.   A written request for reinstatement.

                         2. Proof satisfactory to us that the insured is insurable by our standards.

                         3.   A premium large enough to cover:

                              a. The monthly deductions due at the time of lapse; and

                              b. Two times the monthly deduction due at the time of reinstatement.

                         4. A payment to cover any Loan Interest due and unpaid at the time of lapse.

                         The insured must be alive on the date we approve the request for reinstatement. If the insured is not alive, such approval is void and of no effect.

                         The reinstated certificate will be in force from the date we approve the reinstatement application. There will be a full monthly deduction for the certificate month which includes that date. The only accumulation value of this certificate upon reinstatement will be the amount provided by the premium then paid. The application for reinstatement will be contestable for two years during the lifetime of the insured from the date of its approval.

                         Any loan and loan interest due on the date of lapse may be paid or reinstated. Any loan and loan interest reinstated will cause a cash value of an equal amount to also be reinstated.

                         Any loan paid at the time of reinstatement will cause an increase in cash value equal to the amount of the repaid loan.

                                     3.05

                    4.   LOANS

                    After the first certificate anniversary, you may borrow an amount not in excess of the Loan Value of your certificate while it is in force. The minimum amount of your net loan request at any one time must be at least $100. Your certificate will be the sole security for such loan. We have the right to require your certificate for endorsement.

                    The Loan Value is 85% of the cash value of your certificate at the date of the loan request, reduced by any existing loans and loan interest due.

                    You may allocate the certificate loan and any loan interest due on this loan among the General Account and the Divisions of the Separate Account. If you do not specify the allocation, then the certificate loan will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account, on the date of the certificate loan.

                    Cash value equal to the certificate loan and the loan interest due on this loan allocated to the General Account and each Division of the Separate Account will be transferred to the Loan Account, reducing the cash value allocated to the Divisions of the Separate Account accordingly.

                    Cash value held in the Loan Account for loan collateral will earn interest daily at an annual rate not less than the Loan Account guaranteed interest rate shown on the certificate specifications page.

Loan Interest       Interest payable on a loan accrues daily. Loan interest is
Date Due            due and payable in arrears on each certificate anniversary or on a pro rata basis for any shorter period as the loan may exist. The total loan rate will not exceed 8.0% per year.

                    If you do not pay the interest when it is due on a certificate anniversary, an amount of cash value equal to the loan interest will also be transferred to the Loan Account if your certificate has sufficient loan value.

                    We will charge the same rate of interest on this amount as on the certificate loan. The amount transferred will be deducted form the General Account and the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account.

Loan Repayments     All funds received will be credited to your certificate as a premium unless clearly marked for loan repayment.

                    You may repay your loan in whole or in part at any time before the death of the insured while the certificate is in force. When a loan repayment is made, cash value securing the debt in the Loan Account equal to the loan repayment will be repaid to the Divisions of the Separate Account in the same proportion that the cash value in the Loan Account bears to the cash value in each Loan SubAccount as of the date the original loan was made, unless you indicate a specific allocation to the Divisions of the Separate Account. Unpaid loans and loan interest will be deducted from any settlement of your certificate.

                    If you fail to make repayment when the total loan and loan interest due would exceed the cash value, your certificate will terminate. We will allow you a grace period for such payment of loans and loan interest due. In such event the certificate becomes void at the end of the grace period, we will mail a notice to your last known address, the last known address of the insured, and that of any assignee of record. This grace period will expire 62 days from the monthly anniversary immediately before the date the total loan and loan interest due exceeds the cash value and any unpaid monthly expense charges; or 31 days after such notice has been mailed, it later.

                                     4.01

                    5.   CASH  VALUES

Cash Value          The cash value of your certificate is equal to the total of:

                    -  The cash value in the General Account; plus

                    - The cash value in the Divisions of the Separate Account; plus

                    -  The cash value in the Loan Account.

                    You may borrow against the Loan Value of your certificate. The interest rate used to calculate the interest earned on the cash values in the Loan Account securing any certificate loan will be at an effective annual rate not less than the Loan Account guaranteed interest rate shown on the certificate specifications page.

General Account     The cash value in the General Account as of the Investment
Cash Value          Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the General Account; minus

                    - The portion of the monthly deductions due from the Issue Date through the Investment Start Date charged to the General Account.

                    The cash value in the General Account on any day after the Investment Start Date is equal to:

                    - The cash value on the preceding Valuation Date, with interest on such value at the current rate; plus

                    - Any portion of net premium received and allocated to the General Account on that day; plus

                    - Any amounts transferred to the General Account on that day; plus

                    - Any loan repayments allocated to the General Account on that day; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the General Account on that day; minus

                    - Any amount transferred plus any transfer charge from the General Account to the Divisions of the Separate Account on that day; minus

                    - Any partial withdrawal plus any withdrawal transaction charge made from the General Account on that day; minus

                    - Any amount transferred from the General Account to the Loan Account on that day; minus

                    - If that day is a Monthly Anniversary, any withdrawal due to a pro rata surrender plus any withdrawal transaction charge made from the General Account on that day; minus

                    - If that day is a Monthly Anniversary, the portion of the monthly deduction charged to the General Account to cover the Certificate month which starts on that day.

General Account     The interest credited to the General Account cash value for
Interest Rate       a specific day will be at an effective annual rate not less than the General Account cash value guaranteed interest rate shown on the Certificate Specifications page.

                                     4.02

Separate Account    The cash value in each Division of the Separate Account on
Cash Value          the Investment Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the Division; minus

                    - The portion of the monthly deductions due from the certificate date through the Investment Start Date charged to the Division.

                    The cash value in each Division of the Separate Account on a subsequent valuation date is equal to:

                    - The cash value in the Division on the preceding valuation date multiplied by that Division's net investment factor for the current valuation period; plus

                    - Any portion of net premium received and allocated to the Division during the current valuation period; plus

                    - Any net amounts transferred to the Division from the General Account or another Division during the current valuation period; plus

                    - Any loan repayments allocated to the Division during the current valuation period; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the Division during the current valuation period; minus

                    - Any partial withdrawal plus any withdrawal transaction charge from the Division during the current valuation period; minus

                    - Any amount transferred from the Division to the Loan Account during that valuation period; minus

                    - If a monthly anniversary occurs during the current valuation period, the portion of the monthly deduction charged to the Division during the current valuation period to cover the certificate month which starts during that valuation period.

Net Investment      The Net Investment Factor measures the investment
Factor              performance of a Division during a valuation period. The Net
                    Investment Factor for each Division for a valuation period is calculated as follows:

                    - The value of the assets at the end of the preceding valuation period; plus

                    - The investment income and capital gains --- realized or unrealized --- credited to the assets in the valuation period for which the net investment factor is being determined; minus

                    - The capital losses --- realized or unrealized --- charged against those during the valuation period; minus

                    - Any amount charged against each Division for taxes including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Divisions of the Separate Account, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each Division; minus

                    - A charge not to exceed .0024547% for each day in the valuation period. This corresponds to 0.90% per year for mortality and expense risks; divided by

                    - The value of the assets at the end of the preceding valuation period.

Loan Account        The cash value of the Loan Account as of the Investment
Cash Value          Start Date is zero.

                    The cash value of the Loan Account on any day after the Investment Start Date is equal to:

                    - The cash value of the Loan Account on the preceding business day, with interest; plus

                    - Any amount transferred to the Loan Account from the General Account on that day; plus

                    - Any net amount transferred to the Loan Account from the Divisions of the Separate Account on that day; minus

                    -  Any loan repayments on that day.

                                     4.03

Monthly Cost of     The monthly cost of insurance for the following month is
Insurance           deducted on the monthly anniversary date. The monthly cost of insurance is 1, below, multiplied by the difference between 2 and 3 below:

                    1.  The monthly cost of insurance rate divided by 1,000.

                    2. The death benefit at the beginning of the certificate month divided by 1.00327374.

                    3. The cash value at the beginning of the certificate month, before the deduction of the monthly cost of insurance.

                    If the contract type is level and if there has been an increase in the face amount, then the cash value will first be considered a part of the face amount when the certificate was issued. If the cash value is greater than the initial face amount, the excess cash value will then be considered a part of each increase in order, starting with the first increase.

Monthly Cost        At the beginning of each certificate year, the monthly cost
of Insurance        of insurance rate is determined using the insured's attained
Rates               age. The monthly cost of insurance rate is based on the
                    attained age and rate class. For the initial face amount, we will use the rate class on the certificate date. For each increase, we will use the rate class applicable to the increase. If the death benefit equals a percentage of the cash value, any increase in cash value will cause an automatic increase in the death benefit. The rate class for such increase will be the same as that used for the most recent increase that required proof that the insured was insurable by our standards.

First Year          The amount of additional monthly expense to be charged
Monthly Expense     during the first certificate year is shown on the
Charge              certificate specifications page.

Monthly Expense     The amount of the monthly expense charge is shown on the
Charge              certificate specification page.

Monthly Deduction   The monthly deduction is:

                    1.  The monthly cost of insurance; plus

                    2. The monthly cost of insurance for any rider included with this certificate; plus

                    3.  The monthly expense charge; plus

                    4. For the first certificate year, the first year monthly expense charge. The monthly deduction for a certificate month will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account on the monthly anniversary.

Cash Surrender      The cash surrender value of this certificate is:
Value
                    1.  The cash value at the time of surrender; minus

                    2.  Any loan and loan interest due.

Surrender           You may surrender your certificate for its cash surrender
                    value at any time during the lifetime of the insured by sending us a written request. The cash surrender value will be determined as of the date we receive your written request at our home office. The cash surrender value will not be reduced by any monthly deduction due on that date for a subsequent certificate month.

                                     4.04

General Account          The maximum amount of all partial withdrawals and
Partial                  transfers from the General Account in a certificate
Withdrawals              year will be the cash surrender value of the General
                         Account at the beginning of that certificate year multiplied by the withdrawal percentage limit, as shown on the Specifications page.

Separate Account         The maximum amount of your partial withdrawal from any
Partial Withdrawals      one of the Divisions of the Separate Account in a
                         certificate year will be the cash surrender value of that Division.

Allocation of            You may allocate the partial withdrawal, subject to the
Partial                  above conditions, among the General Account and the
Withdrawal               Divisions of the Separate Account. If you do not
                         specify the allocation, then the partial withdrawal will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the certificate, minus the cash value in the Loan Account on the date of the partial withdrawal. If the General
                         Account conditions will not allow this proportionate allocation, we will request that you specify on acceptable allocation.

Postponement             We will usually pay any amounts payable on surrender,
of Payments              partial withdrawal or certificate loan allocated to the
or Transfers             Divisions of the Separate Account within seven days
                         after written notice is received. We will usually pay any death benefit proceeds within seven days after we receive certified due proof of claim. Payment of any amount payable on surrender, partial withdrawal, certificate loan or death may be postponed whenever.

                         1. The New York Stock Exchange or our home office are closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

                         2. The Securities and Exchange Commission, by order, permits postponement for the protection of certificate owners; or

                         3. An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                         We may defer payment of the portion of any amount payable from the General Account on surrender or partial withdrawal for not more than six months. If we defer payment for 30 days or more, we will pay interest at the rate of 2 1/2% per year for the period of deferment.

                         Transfers may also be postponed under the circumstances listed above.

                         We may defer payment of the portion of any Certificate loan from the General Account for not more than six months. No payment from the General Account to pay premiums on this Certificate will be deferred.

Continuation             If all premium payments cease, the insurance provided
of Insurance             under this certificate, including benefits provided by
                         any rider attached to this certificate will continue in accordance with the provisions of this certificate for as long as the cash surrender value is sufficient to cover the monthly deductions. Any remaining cash surrender value will be payable on the maturity date.

Basis of                 All values are at least equal to those required by any
Computation              applicable law of the state that governs your
                         certificate. We have filed a detailed statement of the method of calculating cash values and reserves with the insurance supervisory official of that state.

                                     4.05

               6.   PERSONS WITH AN INTEREST IN THE CERTIFICATE

Owner Unless someone else is shown as owner in the application or in any supplemental agreement attached to this certificate, the insured will be the owner of this certificate. If there is more than one owner at a given time, all must exercise the right of ownership. Ownership may be changed in accordance with the Change of Owner of Beneficiary provision.

               You, as owner, are entitled to exercise all ownership rights provided by this certificate while it is in force. Any person whose rights of ownership depend upon some future event will not possess any present rights of ownership. If you should die, and you are not the insured, your interest will go to your estate unless otherwise provided.

Beneficiary    The original beneficiary is shown in the application. You may change the beneficiary in accordance with the Change of Owner or Beneficiary provision. Unless otherwise stated, the beneficiary has no rights in this certificate before the death of the insured. If there is more than one beneficiary at the death of the insured, each will receive equal payments unless otherwise provided. If no beneficiary is living at the death of the insured the proceeds will be payable to you, if you are living, or to your estate.

Change of      During the insured's lifetime you may change the ownership and
Owner or       beneficiary designations, subject to any restrictions as stated
Beneficiary    in the Owner or Beneficiary provisions. You must make the change in written form satisfactory to us. If acceptable to us it will take effect as of the time you signed the request, whether or not the insured is living when we receive your request at our home office. The change will be subject to any assignment of this certificate or other legal restrictions. It will also be subject to any payment we made or action we took before we received your written notice of the change. We have the right to require the certificate for endorsement before we accept the change.

               If you are also the beneficiary of the certificate at the time of the insured's death, you may designate some other person to receive the proceeds of the certificate within 60 days after the insured's death.

Assignments    We will not be bound by an assignment of the certificate or of any interest in it unless:

               1.   The assignment is made as a written instrument,

               2. You file the original instrument or a certified copy with us at our home office, and

               3.   We send you an acknowledged copy.

               We are not responsible for determining the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.

               7.   GENERAL PROVISIONS

The Contract   We have issued this certificate in consideration of the
               application and payment of premiums. The certificate, the application for it, any riders, and any application for an increase in face amount constitute the entire contract and are attached to and made a part of the certificate when the insurance applied for is accepted. A copy of any application for reinstatement will be sent to you for attachment to this certificate and will become part of the contract of reinstatement and of this certificate. The certificate may be changed by mutual agreement. Any change must be in writing and approved by our President, Vice President, or Secretary. Our agents have no authority to alter or modify any terms, conditions, or agreements of this certificate, or to waive any of its provisions.

Conformity If any provision in this certificate is in conflict with the laws with Statutes of the state which govern this certificate, the provision will be deemed to be amended to conform with such laws. In addition, we reserve the right to change this certificate if we determine that a change is necessary to cause this certificate to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code, or its regulations or published rulings.

                                     6.01

Statements in       All statements made by the insured or on his or her behalf,
Application         or by the applicant, will be deemed representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the certificate, any rider or any increase in face amount or deny a claim unless made in the application for a certificate, rider or an increase in face amount.

Claims of           To the extent permitted by law, neither the certificate nor
Creditors           any payment under it will be subject to the claim of
                    creditors or to any legal process.

Right to Examine    You have the right to request us to cancel an increase in
Increase in Face    face amount and receive a refund. The request must be made
Amount              no later than:

                    - 20 days from the date you received the new certificate specifications page for the increase; or

                    - 45 days after the date you signed the application for the increase.

                    The refund will equal the monthly deductions associated with that increase. If you do request us to cancel the increase but do not request a refund, the monthly deductions associated with that increase will be restored to the certificate's cash value. This amount will be allocated to the Divisions of the Separate Account in the same manner as it was deducted.

Conversion Rights   While your certificate is in force, you have a one time
                    right during the first two certificate years to transfer all of your cash value from the Divisions of the Separate
                    Account to the General Account.

                    If, at any time during the first two certificate years, you request in writing the transfer of the cash value held in the Divisions of the Separate Account to the General Account and you indicate that you are making this transfer in exercise of your conversion rights, the transfer will not be subject to a transfer charge or transfer limits, if any. At the time of such transfer, there will not be any effect on the death benefit, face amount, net amount at risk, rate class or Issue Age.

                    If you exercise your one time conversion right, we will automatically allocate all future net premiums to the General Account.

Eligibility Change  If an insured's eligibility under the Contract ends due to
Conversion          the termination of the contract or termination of the
Privilege           employee's employment, your coverage, if still in force,
                    will convert automatically to an individual certificate.
                    Such individual certificate will provide benefits which are identical to those provided under this certificate.

                    An amendment to convert the certificate to an individual certificate will be mailed:

                    1. Within 31 days after we receive written notification that the employee's employment ended; or after the termination of the contract; and

                    2. Once any premium necessary to prevent the certificate from lapsing is paid to us at our home office.

                    The planned premiums for this individual certificate may be paid annually, semiannually, quarterly, or at other intervals we may establish from time to time. Additional premium payments may be made at any time subject to limitations identical to those contained in this certificate.

                                     6.02

Misstatement        If there is a misstatement of age in the application, the
Of Age and          amount of the death benefit will be that which would be
Corrections         purchased by the most recent mortality charge at the correct age.

                    If we make any payment or certificate changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the certificate.

Incontestability    We can not contest this certificate after it has been in
                    force during the lifetime of the insured for two years from its certificate date. We can not contest an increase in face amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the insured for two years from its effective date. We can not contest any reinstatement of this certificate after it has been in force during the lifetime of the insured for a period of two years from the date we approve the reinstatement. This provision will not apply to any rider which contains its own incontestability clause.

Suicide Exclusion   If the insured dies by suicide, while sane or insane, within two years from the certificate date (or within the maximum period permitted by law of the state in which this certificate was delivered, if less than two years), the amount payable will be limited to the amount of premiums paid, less any outstanding certificate loans with interest to the date of death, and less any partial withdrawals.

                    If the insured, while sane or insane, commits suicide within two years after the effective date of any increase in face amount, the death benefit for that increase will be limited to the monthly deductions for the increase.

                    If the group contract is issued to a contractholder in the state of Missouri, then this certificate is considered issued to a Missouri citizen. This provision does not apply unless we prove the Insured, who is considered a Missouri citizen, intended suicide when this certificate was applied for. This provision does not apply to an increase in face amount unless we prove the Insured, who is considered a Missouri citizen, intended suicide when the increase in face amount was applied for.

Annual Report       Each year a report will be sent to you 'which shows the
                    current certificate values, premiums paid and deductions made since the last report, and any outstanding certificate loans.

Projection of       You may make a written request to us for a projection of
Benefits and        illustrative future cash values and death benefits. This
Values              projection will be furnished to you for a nominal fee.

                    8.   SEPARATE ACCOUNT PROVISIONS

Separate Account    The variable benefits under this certificate are provided
                    through investments in the Separate Account. This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well.

                    We hold the assets of the Separate Account. These assets are held separately from the Company's general assets. Income, gains and losses---whether or not realized---from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.

                    Assets held by the Separate Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to the Company's general assets any assets of the Separate Account which are in excess of the reserves and other certificate liabilities of the Separate Account.

                                     6.03

               The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri. The investment certificate of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Missouri. The approval process is on file with the Insurance Commissioner of the state in which the contract was delivered.

Divisions      The Separate Account has several Divisions. Each Separate Account
               Division will buy shares in a different investment portfolio.

               Income, gains and losses---whether or not realized---from the assets of each Division of the Separate Account are credited to or charged against that Division without regard to income, gains or losses in other Divisions of the Separate Account.

               We will value the assets of each Division of the Separate Account at the end of each valuation period. A valuation period is the period between two successive valuation dates, commencing at the close of trading (currently 4:00 p.m. New York time) each valuation date and ending at the close of trading (currently 4:00 p.m. New York time) on the next succeeding valuation date. A valuation date is each day that the New York Stock Exchange and our home office are open for business or any other day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

Transfers      You may transfer amounts as follows:

               - Between the General Account and the Divisions of the Separate Account; or

               -    Among the Divisions of the Separate Account.

               These transfers will be subject to the following conditions:

               - We must receive a request for transfer in a form acceptable to us.

               - Transfers from or among the Divisions of the Separate Account must be at least $250.00 or the entire amount you have in a Division, if smaller.

               - Transfers and/or partial withdrawals from the General Account to the Divisions of the Separate Account must be at least $250.00. The maximum amount of all transfers and partial withdrawals from the General Account in any certificate year will be the cash surrender value of the General Account at the beginning of that Certificate year multiplied by the General Account Maximum Withdrawal Percent Limit, as shown on the Certificate Specifications page.

               - Transfers from the General Account to certain Divisions may be restricted.

               The General Account Cash Value immediately after any transfer in to the General Account cannot exceed 1., below, multiplied by 2., below:

               1. The General Account Cash Value plus the Separate Account Cash Value.

               2. The General Account Maximum Allocation percent as shown on the Certificate Specifications page.

               We may revoke or modify the transfer privilege at any time, including the minimum amount transferable, the General Account Maximum Allocation Percent, the General Account Maximum Withdrawal Percent limit, and the transfer charge, if any.

                                     6.04

Addition, Deletion       We reserve the right, subject to compliance with
or Substitution of       applicable law, to make additions to, deletions from,
Investments              or substitutions for the shares of a fund that are held
                         by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Funds and to substitute shares of another fund or of another registered open-end, investment company, if the shares or funds are no longer available for investment or if in our judgement, further investment in any fund should become inappropriate in view of the purpose of the certificate or contract. We will not substitute any shares attributable to the owner's interest in a Division of the Separate Account without notice to the owner and compliance with the Investment Company Act of 1940.
                         This will not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners.

                         We reserve the right to establish additional Divisions of the Separate Account, each of which would invest in a new fund or in shares of another open-end investment company and to make such Divisions available to such class or series of policies as we deem appropriate. Subject to any required regulatory approval, we also reserve the right to eliminate or combine existing Divisions of the Separate Account or to transfer assets between Divisions.

                         Subject to obtaining any necessary regulatory or owner approval, the Separate Account may be operated as a management company under the Investment Company Act of 1940; it may be deregistered under that Act in the event registration is no longer required; it may be combined with other separate accounts; or its assets may be transferred to other separate accounts.

                                     6.05

                      9. PAYMENT OF CERTIFICATE BENEFITS

Payment A lump sum payment will be made as provided on the face page.

Interest on           We will pay interest on proceeds from the date of the
Proceeds              insured's death to the date of payment. Interest will be
                      at an annual rate determined by us, but never less than the guaranteed rate of 4.0%.

Extended              Provisions for settlement of proceeds different from a
Provisions            lump sum payment may only be made upon written agreement
                      with us.

                                     7.01

              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 95


                               Non-Participating






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                                    PARAGON
                          LIFE INSURANCE COMPANY